Exhibit 99.1

Bio-Techne Releases Fourth Quarter Fiscal 2025 Results

Minneapolis/August 6, 2025/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the fourth quarter ending June 30, 2025.

Fourth Quarter FY2025 Highlights

●Fourth quarter organic revenue increased by 3% (4% reported) to $317.0 million. Full year organic revenue increased 5% (5% reported) to $1.2 billion.

●GAAP earnings per share (EPS) was $ (0.11) versus $0.25 one year ago. Delivered adjusted EPS of $0.53 compared to $0.49 one year ago. Full year GAAP EPS was $0.46 versus $1.05 one year ago. Full year adjusted EPS was $1.92 versus $1.77 one year ago.

●Strong performance in our proteomic analytic and cell therapy growth pillars drove 4% organic growth (6% reported) in the Protein Sciences segment for the quarter, and 5% organic and reported growth for the full year.

●Announced divestiture of the Exosome Diagnostics business including the ExoDx Prostate test (EPI) as the Company emphasizes investment and commercial priorities on non-CLIA based product lines in their growth pillars.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic revenue, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Bio-Techne delivered a solid fourth quarter that was in-line with our expectations, despite ongoing market uncertainty,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “We achieved strong performance in our cell therapy and protein analysis instrumentation growth pillars, supported by a resilient pharma market. Our fiscal year 2025 results reflect the outstanding execution by our team and the meaningful impact our innovative solutions continue to deliver for customers, which include accelerating development timelines and driving scientific breakthroughs.”

Kelderman added, “Last night, we announced the divestiture of our Exosome Diagnostics business. This strategic decision will immediately strengthen our profitability and allow us to increase our focus on high-growth areas, particularly tools for research and precision diagnostics.”

Kelderman concluded, “While market uncertainties persist, I have full confidence in our team’s ability to navigate the evolving landscape and continue delivering meaningful value to all our stakeholders.”

Bio-Techne will host an earnings conference call today, August 6, 2025, at 8:00 a.m. CDT. To listen, please dial 1-800-274-8461 or 1-203-518-9814 (for international callers), and reference conference ID TECHQ4. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 11159590. The replay will be available from 11:00 a.m. CDT on Wednesday, August 6, 2025, until 11:00 p.m. CDT on Saturday, September 6, 2025.

Fourth Quarter Fiscal 2025

Revenue

Net sales for the fourth quarter increased 4% to $317.0 million. Organic revenue increased 3% compared to the prior year. Foreign currency exchange had a favorable impact of 2%, and non-recurring prior year revenue from a business held-for-sale had an unfavorable impact of 1%.

GAAP Earnings Results

GAAP EPS was ($0.11) per diluted share, versus $0.25 in the same quarter last year. GAAP operating income for the fourth quarter of fiscal 2025 decreased 152% to ($23.9) million, compared to $45.8 million in the fourth quarter of fiscal 2024. GAAP operating margin was (7.5)%, compared to 15.0% in the fourth quarter of fiscal 2024. Current quarter GAAP operating margin was unfavorably impacted by impairment of the Exosome Diagnostics business.

Non-GAAP Earnings Results

Adjusted EPS increased to $0.53 per diluted share compared to $0.49 in the same quarter last year. Adjusted operating income of $101.3 million in the fourth quarter of fiscal 2025 remained relatively consistent with fourth quarter of fiscal 2024 adjusted operating income of $101.8 million. Adjusted operating margin was 32.0% for the fourth quarter of fiscal 2025 compared to 33.5% in the fourth quarter of fiscal 2024. Adjusted operating margin was impacted by unfavorable product mix, especially within the Diagnostic Solutions segment.

Full Year Fiscal 2025

Revenue

Net sales for the full year fiscal 2025 increased 5% to $1.2 billion. Organic revenue increased 5%. Foreign currency exchange and a business held-for-sale did not have a material impact.

GAAP Earnings Results

GAAP EPS was $0.46 per diluted share, compared to $1.05 last fiscal year. GAAP operating income for full year fiscal 2025 decreased 51% to $102.3 million, compared to $206.7 million in the full year fiscal 2024. GAAP operating margin was 8.4%, compared to 17.8% in the full year fiscal 2024. GAAP operating margin was unfavorably impacted by impairment of assets held-for-sale, restructuring and restructuring-related costs, and a non-recurring arbitration award.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.92 per diluted share, compared to $1.77 last fiscal year. Adjusted operating income for fiscal 2025 increased 4% to $383.6 million, compared to $370.2 million for fiscal 2024. Adjusted operating margin for full year fiscal 2025 decreased to 31.6%, compared to 32.1% in full year fiscal 2024. Adjusted operating margin was impacted by reinstatement of incentive compensation accruals as well as unfavorable product mix.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biopharma and academic research communities. Additionally, the segment provides multiple platforms useful in various areas of protein analysis. In fiscal year 2024, a business within the Protein Sciences Segment met the criteria of held-for-sale; the held-for-sale business has been excluded from the segment’s operating results. Protein Sciences segment’s fourth quarter fiscal 2025 net sales were $226.5 million, an increase of 6% from $214.0 million for the fourth quarter of fiscal 2024. Organic revenue growth was 4% for the fourth quarter of fiscal 2025, with foreign currency exchange having a favorable impact of 2%. The Protein Sciences segment’s operating margin increased to 43.6% in the fourth quarter of fiscal 2025 compared to 43.0% in the fourth quarter of fiscal 2024. The segment’s operating margin increased primarily due to favorable volume leverage and ongoing profitability initiatives.

Protein Sciences segment's full year fiscal 2025 net sales were $870.2 million, an increase of 5% from $830.9 million for full year fiscal 2024. Organic revenue for the segment increased 5% for the fiscal year, with foreign currency exchange and a business held-for-sale not having a material impact on revenue. Protein Sciences segment’s operating margin was 42.6% in fiscal 2025 compared to 42.7% in fiscal 2024.

Diagnostics and Spatial Biology Segment

The Company’s Diagnostics and Spatial Biology segment develops and provides spatial biology products, carrier screening and oncology kits, as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Spatial Biology segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Exosome Diagnostics business met the held-for-sale criteria at June 30, 2025 and incurred an impairment loss of $83.1 million during the quarter. The Diagnostics and Spatial Biology segment’s fourth quarter fiscal 2025 net sales were $89.7 million, a decrease of 1% from $90.7 million for the fourth quarter of fiscal 2024. Organic revenue decreased 1% for the fourth quarter of fiscal 2025, with foreign exchange not having a material impact. The Diagnostics and Spatial Biology segment’s operating margin of 6.0% in the fourth quarter of fiscal 2025 compared to 12.5% in the fourth quarter of fiscal 2024. The segment’s operating margin was impacted by unfavorable product mix.

The Diagnostics and Spatial Biology segment’s full year fiscal 2025 net sales were $346.3 million, an increase of 6% from $326.4 million for full year fiscal 2024. Organic growth for the segment was 6% with foreign currency exchange not having a material impact on revenue growth. The Diagnostics and Spatial Biology segment’s operating margin was 6.2% in fiscal 2025 compared to 7.5% in fiscal 2024. The segment’s operating margin was impacted by the reinstatement of incentive compensation accruals as well as unfavorable product mix.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. These non-GAAP measures include:

•	Organic revenue
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic revenue represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, the impact of businesses held-for-sale, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as those revenues will not be comparative in future periods. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in the fiscal years 2025 and 2024.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, restructuring and restructuring-related costs. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory, and other non-recurring items including gains or losses on goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries as well as revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, also excludes acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including certain costs related to the transition to a new CEO, goodwill and long-lived asset impairments, and gains. We also exclude certain litigation charges which are facts and circumstances specific including costs to resolve litigation and legal settlement (gains and losses). In some cases, these costs may be a result of litigation matters at acquired companies that were not probable, inestimable, or unresolved at the time of acquisition.

The Company’s non-GAAP adjusted EBITDA and adjusted net earnings, in total and on a per share basis, also excludes gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.2 billion in net sales in fiscal 2025 and has approximately 3,100 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Contact:	David Clair, Vice President, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Net sales	$316,964	$306,098	$1,219,635	$1,159,060
Cost of sales	118,152	102,751	429,363	389,335
Gross margin	198,812	203,347	790,272	769,725
Operating expenses:
Selling, general and administrative	196,640	133,536	588,521	466,375
Research and development	26,032	23,989	99,496	96,664
Total operating expenses	222,672	157,525	688,017	563,039
Operating income	(23,860)	45,822	102,255	206,686
Other income (expense)	1,001	(4,162)	(3,792)	(20,997)
Earnings before income taxes	(22,859)	41,660	98,463	185,689
Income taxes	(5,182)	1,073	25,063	17,584
Net earnings	$(17,677)	$40,587	$73,400	$168,105
Earnings per share:
Basic	$(0.11)	$0.26	$0.47	$1.07
Diluted	$(0.11)	$0.25	$0.46	$1.05
Weighted average common shares outstanding:
Basic	154,913	157,868	157,521	157,708
Diluted	155,757	160,651	159,717	160,774

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	6/30/2025	6/30/2024
ASSETS
Cash and equivalents	$162,186	$151,791
Short-term available-for-sale investments	—	1,072
Accounts receivable, net	206,876	241,394
Inventories	189,446	179,731
Current assets held-for-sale	12,332	9,773
Other current assets	37,460	33,658
Total current assets	608,300	617,419

Property and equipment, net	245,719	251,154
Right of use assets	73,399	91,285
Goodwill and intangible assets, net	1,346,534	1,479,744
Deferred tax asset	10,307	—
Other assets	273,609	264,265
Total assets	$2,557,868	$2,703,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$116,765	$112,672
Contract liabilities	32,571	27,930
Income taxes payable	10,770	3,706
Operating lease liabilities - current	14,098	12,920
Other current liabilities	1,645	2,151
Total current liabilities	175,849	159,379

Deferred income taxes	6,169	55,863
Long-term debt obligations	346,000	319,000
Operating lease liabilities	83,960	87,618
Other long-term liabilities	27,082	13,157
Stockholders' equity	1,918,808	2,068,850
Total liabilities and stockholders' equity	$2,557,868	$2,703,867

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Total consolidated net sales	$316,964	$306,098	$1,219,635	$1,159,060
Business held-for-sale1)	—	2,060	4,152	4,153
Revenue from recurring operations	$316,964	$304,038	$1,215,483	$1,154,907

Gross margin - GAAP	$198,812	$203,347	$790,272	$769,725
Gross margin percentage - GAAP	62.7%	66.4%	64.8%	66.4%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$197	$179	$751	$729
Amortization of intangibles	10,569	11,590	44,035	46,609
Stock-based compensation, inclusive of employer taxes	288	230	1,298	825
Restructuring and restructuring-related costs	12,141	1,527	20,094	3,348
Impact of business held-for-sale1)	—	(671)	(147)	(943)
Adjusted gross margin	$222,007	$216,202	$856,303	$820,293
Adjusted gross margin percentage2)	70.0%	71.1%	70.4%	71.0%

1)	From business that has been held-for-sale since December 31, 2023.
2)	Adjusted gross margin percentage excludes the revenue and the gross margin of the business held-for-sale.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Total consolidated net sales	$316,964	$306,098	$1,219,635	$1,159,060
Business held-for-sale1)	—	2,060	4,152	4,153
Revenue from recurring operations	$316,964	$304,038	$1,215,483	$1,154,907

Operating income - GAAP	$(23,860)	$45,822	$102,255	$206,686
Operating income percentage - GAAP	(7.5)%	15.0%	8.4%	17.8%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$197	$179	$751	$729
Amortization of intangibles	18,185	19,411	75,321	78,318
Acquisition related expenses and other	3,570	4,809	12,064	6,980
Certain litigation charges	1,220	3,506	41,827	3,506
Stock-based compensation, inclusive of employer taxes	4,653	7,466	42,158	40,277
Restructuring and restructuring-related costs	13,205	5,087	28,231	12,245
Impairment of assets held-for-sale	84,157	15,926	80,503	21,963
Impact of business held-for-sale1)	—	(447)	479	(525)
Adjusted operating income	$101,327	$101,759	$383,589	$370,179
Adjusted operating margin percentage2)	32.0%	33.5%	31.6%	32.1%

1)	From business that has been held-for-sale since December 31, 2023.
2)	Adjusted operating margin percentage excludes the revenue and the operating income of the business held-for-sale.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Net earnings before taxes - GAAP	$(22,859)	$41,660	$98,463	$185,689
Identified adjustments:
Costs recognized upon sale of acquired inventory	197	179	751	729
Amortization of intangibles	18,185	19,411	75,321	78,318
Amortization of Wilson Wolf intangible assets and acquired inventory	2,490	3,062	9,959	15,686
Acquisition related expenses and other	3,813	4,955	12,738	7,281
Certain litigation charges	1,220	3,506	41,827	3,506
Stock-based compensation, inclusive of employer taxes	4,653	7,466	42,158	40,277
Restructuring and restructuring-related costs	13,205	5,087	28,231	12,245
Impairment of assets held-for-sale	84,157	15,926	80,503	21,963
Impact of business held-for-sale1)	—	(447)	479	(525)
Net earnings before taxes - Adjusted	$105,061	$100,805	$390,430	$365,169
Non-GAAP tax rate	21.5%	22.0%	21.5%	22.0%
Non-GAAP tax expense	$22,589	$22,239	$83,973	$80,420
Non-GAAP adjusted net earnings	$82,472	$78,566	$306,457	$284,749
Earnings per share - diluted - Adjusted	$0.53	$0.49	$1.92	$1.77

1)	From business that has been held-for-sale since December 31, 2023.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED TAX RATE

(In percentages)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
GAAP effective tax rate	22.7%	2.6%	25.5%	9.5%
Discrete items	13.9	20.0	0.8	14.0
Annual forecast update	(10.3)	0.9	—	—
Long-term GAAP tax rate	26.3%	23.5%	26.3%	23.5%
Rate impact items
Stock based compensation	(0.9)%	(2.8)%	(3.1)%	(2.5)%
Other	(3.9)	1.3	(1.7)	1.0
Total rate impact items	(4.8)%	(1.5)%	(4.8)%	(1.5)%
Non-GAAP adjusted tax rate	21.5%	22.0%	21.5%	22.0%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Protein Sciences segment revenue	$226,472	$213,988	$870,245	$830,902
Diagnostics and Spatial Biology segment revenue	89,705	90,678	346,263	326,392
Other revenue1)	—	2,060	4,152	4,153
lntersegment revenue2)	787	(628)	(1,025)	(2,387)
Consolidated revenue	$316,964	$306,098	$1,219,635	$1,159,060

1)	From business that has been held-for-sale since December 31, 2023.
2)	Q4 includes a $930k YTD adjustment of DSS Intersegment revenue to align to structural and financial mapping changes made in the segment.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Protein Sciences segment operating income	$98,790	$91,999	$370,353	$354,775
Diagnostics and Spatial Biology segment operating income	5,384	11,357	21,324	24,546
Segment operating income	104,174	103,356	391,677	379,321
Corporate general, selling, and administrative	(2,847)	(1,597)	(8,088)	(9,142)
Adjusted operating income	101,327	101,759	383,589	370,179
Cost recognized upon sale of acquired inventory	(197)	(179)	(751)	(729)
Amortization of intangibles	(18,185)	(19,411)	(75,321)	(78,318)
Acquisition related expenses and other	(3,570)	(4,809)	(12,064)	(6,980)
Certain litigation charges	(1,220)	(3,506)	(41,827)	(3,506)
Stock-based compensation, inclusive of employer taxes	(4,653)	(7,466)	(42,158)	(40,277)
Restructuring and restructuring-related costs	(13,205)	(5,087)	(28,231)	(12,245)
Impairment of assets held-for-sale	(84,157)	(15,926)	(80,503)	(21,963)
Impact of business held-for-sale1)	—	447	(479)	525
Operating income	$(23,860)	$45,822	$102,255	$206,686

1)	From business that has been held-for-sale since December 31, 2023.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Net earnings	$(17,677)	$40,587	$73,400	$168,105
Net interest expense (income)	1,593	1,605	4,623	12,413
Depreciation and amortization	27,111	28,057	109,903	111,711
Income taxes	(5,182)	1,073	25,063	17,584
EBITDA	5,845	71,322	212,989	309,813
Costs recognized upon sale of acquired inventory	197	179	751	729
Amortization of Wilson Wolf intangible assets and acquired inventory	2,490	3,062	9,959	15,686
Acquisition related expenses and other	3,813	4,955	12,738	7,281
Certain litigation charges	1,220	3,506	41,827	3,506
Stock-based compensation, inclusive of employer taxes	4,653	7,466	42,158	40,277
Restructuring and restructuring-related costs	13,205	5,087	28,231	12,245
Impairment of assets held-for-sale	84,157	15,926	80,503	21,963
Impact of business held-for-sale1)	—	(447)	479	(525)
Adjusted EBITDA	$115,580	$111,056	$429,635	$410,975

1)	From business that has been held-for-sale since December 31, 2023.

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	YEAR
	ENDED
	6/30/2025	6/30/2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$73,400	$168,105
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	109,903	111,711
Costs recognized on sale of acquired inventory	751	729
Deferred income taxes	(51,107)	(39,447)
Stock-based compensation expense	40,833	38,042
(Gain) Loss on equity method investment	(938)	6,841
Asset impairment restructuring	21,312	2,634
Fair value adjustment to contingent consideration payable	—	(3,500)
Impairment of assets held-for-sale	80,503	21,963
Other operating activities	12,899	(8,097)
Net cash provided by (used in) operating activities	287,556	298,981
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	1,085	28,083
Purchases of available-for-sale investments	—	(5,526)
Additions to property and equipment	(31,006)	(62,877)
Acquisitions, net of cash acquired	—	(169,707)
Distributions from (Investments in) Wilson Wolf	7,291	6,997
Investment in Spear Bio	(15,000)	—
Proceeds from sale of assets held-for-sale	2,447	—
Net cash provided by (used in) investing activities	(35,183)	(203,030)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(50,391)	(50,419)
Proceeds from stock option exercises	51,739	60,935
Long-term debt activity, net	27,000	(31,000)
Re-purchases of common stock	(275,731)	(80,042)
Taxes paid on RSUs and net share settlements	(6,522)	(21,872)
Net cash provided by (used in) financing activities	(253,905)	(122,398)
Effect of exchange rate changes on cash and cash equivalents	11,927	(2,333)
Net increase (decrease) in cash and cash equivalents	10,395	(28,780)
Cash and cash equivalents at beginning of period	151,791	180,571
Cash and cash equivalents at end of period	$162,186	$151,791